Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	August 6, 2009	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES SECOND QUARTER RESULTS

DALLAS, TEXAS --  Dorchester Minerals, L.P. (the “Partnership”) announced today the Partnership’s net earnings for the second quarter ended June 30, 2009 of $4,720,000 or $0.16 per common unit.

A comparison of results for the periods ended June 30, 2009 and June 30, 2008 is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net Operating Revenues	$9,684,000	$28,988,000	$18,508,000	$50,260,000
Net Earnings	4,720,000	23,166,000	8,497,000	38,576,000
Net Earnings Per Common Unit	$0.16	$0.80	$0.29	$1.33

The Partnership previously declared its second quarter distribution in the amount of $0.271354 per common unit payable on August 3, 2009 to common unit holders of record as of July 24, 2009.  The Partnership’s cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Global Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.